UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

 Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACORN ENERGY, INC.

  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

ACORN ENERGY, INC.

3844 Kennett Pike

Wilmington, Delaware 19807

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at [_________], on March [__], 2016 at [__________], to approve a proposed amendment to our restated certificate of incorporation. The proposals below have been unanimously approved and declared advisable by the board of directors for the following purposes, all as more fully described in the accompanying Proxy Statement:

(1)

to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock of the Company from 30 million to 40 million (referred to in the accompanying Proxy Statement as the Share Increase Proposal);

(2)

to approve any motion to adjourn the Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Share Increase Proposal; and

(3)	to attend to such other business as may properly come before the Special Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. You are requested to vote by Internet, telephone or by mail whether or not you expect to attend the meeting in person.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

By Order of the Board of Directors,

Wilmington, Delaware	Sheldon Krause
February [____], 2016	Assistant Secretary

ACORN ENERGY, INC.

3844 Kennett Pike

Wilmington, Delaware 19807

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH [___], 2016

This Proxy Statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use in voting at the Special Meeting of Stockholders to be held at [_________] on March [__], 2016, at [____________________________], and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about February 12, 2016 to each stockholder of record at the close of business on February 2, 2016 (the “Record Date”).

INFORMATION ABOUT THE SPECIAL MEETING AND PROXY VOTING

What matters are to be voted on at the Special Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Special Meeting:

(1)

to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock of the Company from 30 million to 40 million, which is referred to in this Proxy Statement as the Share Increase Proposal (the text of the proposed amendment is annexed as Annex A to this Proxy Statement);

(2)

to approve any motion to adjourn the Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Share Increase Proposal; and

(3)	to attend to such other business as may properly come before the Special Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares FOR each of Proposals 1 and 2.

Will any other matters be presented for a vote at the Special Meeting?

We do not expect that any other matters might be presented for a vote at the Special Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Why aren’t we holding an annual meeting, including election of directors, at this time?

As described below, the primary reason for the Share Increase Proposal is that we are obligated to obtain an increase in the authorized number of shares of common stock by March 31, 2016, and we are calling this Special Meeting solely for that purpose and in order to meet that deadline. The rules of the SEC require certain year-end financial information, which we do not yet have, to be included in a proxy statement for an Annual Meeting at which directors are to be elected. We expect to hold an Annual Meeting later this year that would include an election of directors.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting. Each share outstanding on the Record Date will be entitled to one vote. There were 27,325,591 shares outstanding on the Record Date.

How do I vote my shares?

•	If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials. Stockholders who own their shares through banks, brokers or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instructions provided on the enclosed voting instruction form. Internet and telephone voting by beneficial owners will be available through 11:59 p.m. Eastern Daylight Time on March [___], 2016.

•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Special Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Special Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its legal proxy. Bring that document with you to the meeting.

•	All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR Proposals 1 and 2.

May I change or revoke my proxy after it is submitted?

Yes. If you are a stockholder of record or a duly appointed proxy of a stockholder of record you may change or revoke your proxy at any time before the Special Meeting by returning a later-dated proxy card, attending the Special Meeting and voting in person, or sending your written notice of revocation to the Company at the above address, attention: Assistant Secretary. If your shares are held in the name of a bank, broker or other nominee and you have not obtained a legal proxy from such bank, broker or other nominee to vote the shares beneficially owned by you, you can change or revoke your vote by contacting such bank, broker or other nominee.

Your changed proxy or revocation must be received before the polls for voting close.

Your vote is important. Whether or not you plan to attend the Special Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote in person.

What is a “quorum?”

In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Special Meeting are present in person or are represented by proxies. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

In the absence of a quorum at the Special Meeting or any adjournment or adjournments thereof, a majority in voting interest of those present in person or by proxy and entitled to vote thereat may adjourn such meeting from time to time until stockholders holding a majority in voting power of the outstanding shares of our common stock entitled to vote shall be present in person or by proxy. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

What vote is necessary to pass the items of business at the Special Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Special Meeting. Approval of the Share Increase Proposal (Proposal 1) requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting in person or by proxy.  Because approval is requires the affirmative vote of a majority of the outstanding shares, abstentions from voting and broker non-votes, if any, will have the effect of a vote against the Share Increase Proposal. Your failure to vote on the Share Increase Proposal will have the same effect as a vote against the Share Increase Proposal.

Approval of Proposal 2, which allows the adjournment of the Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Share Increase Proposal, requires the votes cast in favor of such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on Proposal 2.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Special Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Assistant Secretary of the Company, 3844 Kennett Pike, Wilmington, Delaware 19807.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of January 26, 2016 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of common stock Beneficially Owned (2)		Percentage of common stock Outstanding (2)
Jan H. Loeb	850,000	(3)	3.1%
John A. Moore	1,285,895	(4)	4.6%
Mannie L. Jackson	362,033	(5)	1.3%
Samuel M. Zentman	191,869	(6)	*
Christopher E. Clouser	337,977	(7)	1.2%
Edgar S. Woolard, Jr.	523,520	(8)	1.9%
Michael Barth	97,175	(9)	*
Benny Sela	10,000	(10)	*
Joe Musanti	62,533	(11)	*
Walter Czarnecki	0		--
All executive officers and directors of the Company as a group (10 people)	3,756,002	(12)	13.1%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 3844 Kennett Pike, Wilmington, Delaware 19807.
(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 27,325,591 shares outstanding as of January 26, 2016.
(3)	The shares are held by Leap Tide Capital Partners III, LLC. Mr. Loeb is the sole manager of Leap Tide Capital Partners III, LLC, with sole voting and dispositive power over the shares. Mr. Loeb disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.
(4)	Consists of 925,118 shares and 360,777 shares underlying currently exercisable options.
(5)	Consists of 178,100 shares (held in a trust) and 183,933 shares underlying currently exercisable options.
(6)	Consists of 61,445 shares and 130,424 shares underlying currently exercisable options.
(7)	Consists of 93,500 shares (77,862 of which are held in a trust) and 244,477 shares underlying currently exercisable options.
(8)	Consists of 350,000 shares and 173,520 shares underlying currently exercisable options.
(9)	Consists of 48,842 shares and 48,333 shares underlying currently exercisable options. Mr. Barth also owns 56,900 shares of DSIT representing approximately 2.6% of DSIT’s shares on a fully diluted basis as well as 16,734 currently exercisable options in DSIT representing approximately 0.8% of DSIT’s shares on a fully diluted basis.
(10)	Consists of 10,000 shares underlying currently exercisable options. Mr. Sela also owns 92,500 shares of DSIT representing approximately 4.2% of DSIT’s shares on a fully diluted basis as well as 66,936 currently exercisable options in DSIT representing approximately 3.0% of DSIT’s shares on a fully diluted basis.
(11)	Consists of 9,200 shares and 53,333 shares underlying currently exercisable options.
(12)	Consists of 2,516,205 shares and 1,239,797 shares underlying currently exercisable options.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

As described below, the primary reason for the Share Increase Proposal is that we are obligated to obtain an increase in the authorized number of shares of common stock under a covenant in our Loan and Security Agreement with Leap Tide Capital Partners III, LLC (the “Secured Lender”), dated August 13, 2015 (the “Secured Loan Agreement”). Jan H. Loeb, our President, CEO and Director, is the sole manager of the Secured Lender. In addition, certain members of the management of our DSIT Solutions Ltd. subsidiary (including its CEO and its CFO, who also serves as CFO of our Company) have invested in the Secured Lender (which is a special purpose entity formed to make the loan) on the same terms as the other investors in the Secured Lender. Other than Mr. Loeb, none of these persons has any role in the management of the Secured Lender.  As described more fully below, failure to adopt the Share Increase Proposal could result in severe consequences for our Company and our stockholders.

PROPOSAL 1

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO
INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM
30 MILLION SHARES TO 40 MILLION SHARES

Article FOURTH of our restated certificate of incorporation (the “Certificate of Incorporation”) currently authorizes the issuance of up to 30 million shares of our capital stock, par value $0.01 per share, all of which shall be common stock (no shares of preferred stock are currently authorized). As of the Record Date, a total of 27,325,591 shares of common stock were issued and outstanding and a total of approximately 4,981,000 shares of common stock were reserved for future issuance under warrants and under options granted to date under our equity incentive plans, leaving no authorized shares of common stock available for issuances of shares in the future.

The Board of Directors has approved, subject to stockholder approval, an amendment to Article FOURTH of the Certificate of Incorporation to increase the authorized number of shares of our common stock to 40 million shares, which is referred to as the Share Increase Proposal (the text of the proposed amendment is attached as Annex A to this proxy statement).

If the amendment is approved by the requisite vote of the stockholders, we will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State as soon as reasonably practicable after the Special Meeting. The amendment shall become effective upon filing with the Delaware Secretary of State.

Additional shares of common stock authorized for issuance by the amendment, if and when issued, will have the same rights and privileges as the shares of common stock that are currently owned by our stockholders. Our common stock has no preemptive rights to purchase common stock or other securities.

Reasons for the Proposed Authorization

Secured Loan Agreement

We are obligated to obtain an increase in the authorized number of shares of common stock under a covenant in the Secured Loan Agreement, pursuant to which we borrowed, on August 13, 2015, $2 million from the Secured Lender. Principal and accrued interest are due and payable on August 13, 2016, the first anniversary of the date of funding. Interest accrues and is payable quarterly at an annual rate of 10%.

In addition to the interest payable in cash described above, the Secured Lender received 850,000 shares of our common stock at the closing, and became entitled to vested rights to receive 179,167 additional shares of our common stock per month for each full month that the full principal amount of the loan remains outstanding, subject to immediate vesting upon acceleration of the loan for our failure to timely increase our authorized shares of common stock as described below.

At the time the Secured Loan Agreement was signed, we did not have the authorized shares of common stock to cover the ultimate issuance of the shares of common stock underlying the vested rights, and we agreed to use our best efforts to amend our Certificate of Incorporation to authorize sufficient additional shares of common stock by March 31, 2016, to cover the full amount of 2,114,004 vested rights that will accrue through the scheduled maturity of the loan.

Failure by us to effectuate a charter amendment to authorize sufficient additional common stock by March 31, 2016 will be deemed an event of default, triggering the Secured Lender’s right to accelerate the loan and entitling the Secured Lender to put to us, at a price equal to $0.40 per share, any of the 850,000 shares of our common stock received at the closing and any vested share rights. Subject to customary permitted liens, the loan is secured by a first priority lien on all of our assets, including our shares in our domestic subsidiaries. Each of our domestic subsidiaries has guaranteed the repayment of the loan, and has pledged its intellectual property as security.

General Corporate Purposes

The increase in the authorized number of shares of common stock is also intended to ensure that we will continue to have an adequate number of authorized and unissued shares of common stock for future use. While we do not have any current intention to sell or issue the shares contemplated by the Share Increase Proposal other than as required under the Secured Loan Agreement and under our equity compensation plans, the adoption of the Share Increase Proposal would give us the flexibility in the future to issue shares of common stock to raise additional capital to support our growth initiatives, for general corporate purposes, or to use as consideration in business acquisitions, and pursuant to our equity-based incentive compensation plans. Having such shares available for issuance in the future will enable us to issue and sell shares of common stock without the expense and delay of an additional stockholders meeting (except when stockholder approval is required under applicable law or market regulations). Among other things, any such delay could cause us to lose out on acquisition opportunities when we are competing for those acquisitions with other companies that do have available shares.

Other than reserving shares for coverage of the full amount of vested rights that will accrue through the scheduled maturity of the obligations under the Secured Loan Agreement, as described above, and reserving shares for coverage of currently outstanding options or options to be granted to our directors or officers under existing equity incentive plans, there are no existing plans, arrangements or understandings relating to the issuance of any of the authorized but unissued shares that would be available as a result of approval of the Share Increase Proposal.

Consequences of Failure to Adopt the Share Increase Proposal

If the Share Increase Proposal is not approved by our stockholders at the Special Meeting, such failure would lead to an automatic event of default under the Secured Loan Agreement due to breach of the obligation we undertook in the covenant described above. This would have dire consequences for us, including (i) upon written notice to us, acceleration of principal and interest and other obligations under the Secured Loan Agreement which would immediately become due and payable, (ii) an increase in the interest rate from 10% to 20% per annum, (iii) possible foreclosure and a forced sale by the Secured Lender of the loan collateral, which consists of all of our assets, including our shares in all of our operating subsidiaries. The event of default would also give the Secured Lender a put right, which would obligate us to immediately repurchase, at a price of $0.40 per share, any of the 850,000 shares of common stock originally issued to the Secured Lender as well as all of the vested share rights accrued under the Secured Loan Agreement (approximately 1,250,000 vested rights at March 31, 2016, and approximately 2,114,000 vested rights at the maturity of the loan). This would increase the $2,000,000 principal obligation to the Secured Lender by an additional $840,000 at March 31, 2016, and by an additional $1,185,000 if the loan remains unpaid to the maturity date.

We do not have sufficient cash on hand to pay, or sources from which to refinance, the obligations to the Secured Lender that would arise upon an acceleration of the loan and the exercise by the Secured Lender of its put right under the Secured Loan Agreement.

FAILURE BY THE STOCKHOLDERS TO APPROVE THE SHARE INCREASE PROPOSAL WILL RESULT IN SUBSTANTIAL LOSS OF STOCKHOLDER VALUE AND WILL NEGATIVELY AFFECT THE VIABILITY OF THE COMPANY AS A GOING CONCERN.

Certain Disadvantages of the Authorization

The proposed increase in the number of authorized shares of our common stock will not, by itself, change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect on our current stockholders. However, the issuance of additional shares of common stock authorized by the amendment may occur at times or under circumstances that could result in a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of our common stock, none of whom have preemptive rights to subscribe for additional shares that we may issue.

Anti-Takeover Effects

Although an increase in the number of authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in the number of authorized shares of common stock is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

Vote Required for Approval and Board Recommendation

The affirmative vote of the majority of the outstanding shares of common stock entitled to vote on the Share Increase Proposal is required to amend the Certificate of Incorporation to increase the authorized number of shares of capital stock to 40 million shares.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE INCREASE PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 30 MILLION SHARES TO 40 MILLION SHARES.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

The Special Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Share Increase Proposal.

With respect to the Share Increase Proposal, approval requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting in person or by proxy. If, at the time of the Special Meeting, the number of shares of our common stock present or represented and voting in favor of the Share Increase Proposal is insufficient to approve that proposal, we intend to adjourn the Special Meeting from time to time in order to enable our Board to solicit additional proxies.

In this adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If our stockholders approve this adjournment proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ANY MOTION TO ADJOURN THE SPECIAL MEETING.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Special Meeting other than those listed in the accompanying Notice of Special Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Special Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

SHELDON KRAUSE
Assistant Secretary

[_____________], 2016

Wilmington, Delaware

ANNEX A

The Restated Certificate of Incorporation of the Corporation be amended by changing Article FOURTH so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 40 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.”

ACORN ENERGY, INC. 3844 KENNETT PIKE WILMINGTON, DELAWARE 19807

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – [_______________]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [__________________].

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.

	For	Against	Abstain

1. To amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 30 million to 40 million.	☐	☐	☐

2. To adjourn the Special Meeting to solicit additional proxies in the event there are insufficient votes to approve proposal 1.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owners)	Date

ACORN ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

MARCH [___], 2016

The stockholder(s) hereby appoint(s) Christopher E. Clouser and Jan H. Loeb, and each of them, proxies with full power of substitution, for and in the name of the undersigned, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all the shares of Common Stock of Acorn Energy, Inc., that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [__________] local time on March [___], 2016, at [____________________] and at any adjournment or postponement thereof

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, IN THE DISCRETION OF THE PROXIES NAMED, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Continued and to be signed on reverse side